Exhibit 10.19

Dear Tom,

On behalf of Archer Aviation, Inc. (“the Company”), we are delighted to offer you a full-term position within our organization. This letter will outline the terms of this offer with respect to compensation:

Title	Vice President of Engineering
Start Date	Monday, December 2nd, 2019
Salary	$500,000 annually, payable in semi-monthly installments (less customary payroll deductions), subject to periodic review and adjustment in the Company’s discretion. The Company will make future adjustments in compensation plan structure, if any, in its sole and absolute discretion. As always, your employment is at-will, and may be ended by the employee or the Company at any time.
Signing Bonus	You will also be eligible for a one-time discretionary bonus of $30,000 (the “Signing Bonus”) upon the successful completion (to be determined in the Company's sole discretion) of your initial period of employment with the Company, payable on the first regularly scheduled payroll date paid within 15 days of the start date.
Initial Bonus	You will also be eligible for a one-time discretionary bonus of $200,000 (the “Initial Bonus”) upon the successful completion (to be determined in the Company's sole discretion) of your initial period of employment with the Company, payable on the regularly scheduled payroll date following 120 days of your start date. As always, your employment is at-will, and may be ended by the employee or the Company at any time. Should either party terminate employment, or give notice of same, before the 120-day Payroll Date, this one-time bonus shall be nullified.
Benefits	As a full-time employee, you are eligible to participate in the Company’s group health insurance and other employee benefit plans and programs that are generally made available to our employees, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to amend, modify, or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice at its discretion. Benefits information can be found online here.

Archer Aviation, Inc.

Equity	Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase up to 758,002 shares (representing 1.0% of the Company’s fully diluted capitalization as of the date of this letter) of Company common stock (the “Option”) under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. The option will vest over a period of five years as follows: twenty percent (20%) of the total number of shares shall fully vest on the twelve (12) month anniversary of your start date and one sixtieth (1/60) of the total number of shares will vest on each monthly anniversary of the start date thereafter until all shares have vested, provided that you continue to be employed by the Company on each such vesting date. The Option will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the Option.
Termination	Employment at the Company is “at will.” This means that you may resign from the Company at any time for any or no reason and the Company has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for a given length of time or term.
Confidential Information and Invention Assignment Agreement	Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”).
Miscellaneous	The validity, interpretation, construction and performance of this letter agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of New York, without giving effect to principles of conflicts of law.
This letter agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
If one or more provisions of this letter agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then: (i) such provision shall be excluded from this letter agreement; (ii) the balance of the letter shall be interpreted as if such provision were so excluded; and (iii) the balance of the letter shall be enforceable in accordance with its terms.

Archer Aviation, Inc.

Confidentiality	The nature of the work performed at the Company is strictly confidential. Ethical standards, legal requirements, and sound business practice all require that the Company’s employees never violate corporate issues of confidentiality. All business matters are property of the Company and its employees are expected to preserve and protect all confidential information in the Company. By executing this letter agreement below, you agree that during the course of your employment, and thereafter, you shall not use or disclose, in whole or in part, any of the Company’s (or its clients’) trade secrets, confidential and proprietary information, to any person, firm, corporation, or other entity, for any reason or purpose whatsoever other than in the course of your employment with the Company, or with the prior written permission of the Company’s Founder. By executing this letter agreement below, you also represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.
We look forward to the possibility of your joining the Archer Aviation, Inc. team. If the above terms and conditions are acceptable to you, please sign below to signify your understanding and acceptance of these terms and to acknowledge that no one at the Company has made any other representation to you. You should retain a copy for your records, and return the executed original to me. Please feel free to reach out should you have any questions in the interim.

Sincerely,

Brett Adcock & Adam Goldstein

Archer Aviation, Inc.

Brett Adcock:

/s/ Brett Adcock
Signature

President
Title

11/19/2019
Date (MM/DD/YYYY)

Tom Muniz:

/s/ Tom Muniz
Signature

11/19/2019
Date (MM/DD/YYYY)

Archer Aviation, Inc.

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